UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2009

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events

On August 10, 2009, ATS Corporation (the “Company”) announced approval by its Board of Directors to adopt a plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in connection with its previously announced repurchase program.  The 10b5-1 plan will facilitate purchases of the Company’s common shares and assist with compliance with Rule 10b-18 under such Act.  A plan under Rule 10b5-1 allows a company to repurchase its common shares at times when it otherwise might be prevented from doing so under insider trading laws.  A broker selected by the Company will have the authority under the plan to repurchase up to $1.5 million of the Company’s common stock over the next two years on the Company’s behalf.  The $1.5 million amount is a portion of the total repurchase program amount previously approved by the Board on February 11, 2009 of the lesser of $3.0 million or 2.0 million shares.  Purchases of common shares under the 10b5-1 plan will be subject to specified parameters and certain price, volume and timing constraints.  Accordingly, there can be no assurance as to how many common shares will be purchased.  In addition, the program and related plan may be suspended or discontinued at any time without prior notice.  The press release containing the announcement is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated August 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       August 10, 2009

ATS CORPORATION

By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer